Exhibit 99.1

NEWS RELEASE
(Continued)
Atlanta, GA
March 17, 2010

EMS Technologies Announces Arbitrator’s Interim Award on
Claims by Purchaser of the former EMS Wireless division
ATLANTA — March 17, 2010 — EMS Technologies, Inc. (NASDAQ: ELMG) today announced that it has received an arbitrator’s interim decision on claims by Andrew Corporation arising from its 2006 purchase of the former EMS Wireless division. While the arbitrator dismissed or reduced the amount of various of the purchaser’s claims, he awarded the purchaser a total of approximately $9.2 million under the warranty provisions of the purchase agreement. The liability for this interim award will be accrued in discontinued operations for the 2009 fiscal year, increasing the previously reported loss for the year from discontinued operations, before income taxes. The Company is in the process of determining the related tax effects.
The arbitrator’s award does not affect either 2009 earnings from continuing operations before income taxes, or guidance for 2010 earnings from continuing operations, both of which were announced on March 10, 2010, prior to receipt of the arbitration decision. The Company’s substantial cash resources will allow it to pay the award while retaining significant cash reserves and a strong financial position.
The Company’s management and legal staff are both disappointed and surprised by the arbitrator’s award, which they believe to be inappropriate under the negotiated warranty provisions and other terms of the purchase agreement.
The interim award will not become final until the arbitrator determines awards of costs and attorneys’ fees, which the parties will be briefing in the near future. It is not possible at this time to determine the amount of any additional award, but any such award would be reflected in discontinued operations when it becomes determinable and probable. The Company is assessing its options in response to the interim award.

(more)
Page - 1 -

NEWS RELEASE
(Continued)
Atlanta, GA
March 17, 2010

About EMS Technologies, Inc.
EMS Technologies, Inc. (NASDAQ: ELMG) focuses on enabling mobile connectivity where it is tough to be connected — in the air, on land, at sea, or in space. EMS segments serve three market groups:
•	In Communications & Tracking markets, customers use the Company’s products to communicate from aircraft and other mobile platforms over satellite and air-to-ground links, as well as to track mobile, high-value assets (including aircraft) over satellite links;

•	In Defense & Space markets, customers use the Company’s products for highly-sophisticated applications involving mobile platforms — from military communications, radar, surveillance and countermeasures to commercial high-definition television, satellite radio, and live TV for innovative airlines; and

•	In LXE markets, customers use the Company’s rugged terminals and wireless data networks for logistics applications such as distribution centers, warehouses and container ports. LXE’s automatic identification and data capture products serve mobile information users at over 7,500 sites worldwide.
Visit www.ems-t.com for more information.

For further information please contact:	Gary B. Shell
Chief Financial Officer
(770) 729-6512

(more)
Page - 2 -